EXHIBIT 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports 18% Revenue Growth and Strong Gains in Adjusted

EBITDA

Significant Expansion in Gross Margin as Costs per Test Fall to Record Levels

Ft. Myers, Florida – July 23, 2015 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today reported its results for the second quarter of 2015.

Second Quarter 2015 Highlights:

•	18% increase in consolidated revenue

•	9% growth in base(1) revenue despite $2.1 million reduction in FISH reimbursement

•	21% growth in base(1) test volume despite FISH insourcing by one large client

•	Record low $215 Avg Cost per Test in base(1) business

•	300 basis point expansion in gross margin from 41.4% in Q1, to 44.4% in Q2

•	Adjusted EBITDA(2) increase of 16% to $2.4 million, and EPS of ($.00) per share

Revenue for the second quarter was $24.3 million, an increase of 18% over last year. The PathLogic acquisition accounted for $1.9 million or half of the revenue growth, and organic growth in the base(1) business accounted for the rest. Test volume in the base business grew by 21% and average revenue per test decreased by 11%, primarily as a result of significant decreases in reimbursement for Fluorescence in-situ Hybridization (“FISH”) testing as a result of new FISH billing codes introduced in 2015.

Consolidated gross margin, including PathLogic, was 44.4% for the quarter, representing an increase of 300 basis points from levels reported in Quarter 1 and a reduction of 510 basis points from last year’s second quarter. The sequential increase was largely driven by a 9% reduction in average cost-of-goods-sold per test (“Cost per Test”) in the base business from Quarter 1. The year-over-year decrease was the result of the inclusion of Path Logic’s results in the second quarter of this year and the FISH reimbursement declines.

Consolidated selling, general and administrative expenses (“SG&A”) increased by 12%, or $1.1 million, from the second quarter of last year. All of this increase was due to the inclusion of PathLogic’s SG&A expenses into consolidated results.

Second quarter net loss was ($176,000), or $(0.00) per share versus net income of $274,000 or $0.01 per share in Quarter 2 of last year and net loss of ($761,000), or $(0.01) in the first quarter of 2015. Consolidated Adjusted EBITDA(2) for the quarter, after adding back non-cash, stock-based compensation charges, was $2.4 million, an increase of 16% versus last year. Adjusted EBITDA for NeoGenomics’ base business was $3.1 million and Adjusted EBITDA for PathLogic was ($709,000) in the second quarter.

Douglas M. VanOort, the Company’s Chairman and CEO commented, “Our base business had very strong results in the second quarter, which were partially masked by exceptionally large decreases in FISH reimbursement and the continued insourcing of certain FISH tests by our largest client. Excluding the impacts of this insourcing, test volume growth in the base business would have been above 28%. Our Sales team continues to perform at a very high level and we exited the quarter with a robust pipeline of large client opportunities.”

“Our laboratory teams are also performing exceptionally well. Service levels were extremely strong during the quarter, even with the record volumes, as our quality and process initiatives continued to bear fruit. Our teams reduced Costs per Test in our base business by 9% compared with last quarter to their lowest levels in our corporate history by dramatically increasing Lab Productivity(3) and reducing supplies cost per test. We now believe that we can achieve a 6-8% reduction in Costs per Test in our base business for the full year 2015.”

Mr. VanOort continued, “We are also particularly pleased that there was no increase in SG&A expenses in our base business, despite the fact that we performed almost 10,000 more tests than in Quarter 2 of last year. Our ability to reduce Costs per Test and control SG&A expenses resulted in the third highest quarterly Adjusted EBITDA in corporate history despite $2.1 million less FISH reimbursement, continued insourcing by one large client, and continued losses caused from the acquisition of PathLogic.”

“While 2015 results continue to be significantly impacted by the draconian reductions to FISH reimbursement, it appears that CMS is seeking to correct the 2015 reimbursement levels based on the recently released proposed 2016 rule for the Physician Fee Schedule. If the proposed reimbursement levels are maintained in the final 2016 rule, flow cytometry reimbursement rates will see significant declines but they will be more than offset by increases for FISH and other test types. If the rule is implemented as drafted, we estimate that approximately $6 - 8 million of the $12 million 2-year reduction in FISH reimbursement would be reversed assuming most commercial insurances will follow Medicare’s lead. After factoring in the reductions to flow cytometry and other proposed changes in reimbursement, we estimate that there would be an overall positive impact to revenue of approximately $4-6 million in 2016. After five years of annual price declines, this would be a welcome respite.”

Mr. VanOort concluded, “Although PathLogic is still operating well below capacity, our base business continues to perform extremely well. We are attracting many new customers and are well positioned to maintain strong growth far into the future. We remain enthusiastic about the future of NeoGenomics and believe we are well on the way to achieving our vision of becoming America’s premier cancer testing laboratory.”

Full-Year 2015 Financial Outlook:

As a result of larger overall reductions to FISH reimbursement in 2015 than originally expected and continued softness in the revenue of PathLogic, the Company also announced that it was lowering its previously issued revenue guidance for the full year 2015 to $100 - 103 million, versus the previous guidance of $103 – 108 million. However, the Company reiterated its expectation of a return to profitability in the second half of 2015. The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

(1)	PathLogic was acquired by NeoGenomics on July 8, 2014. To facilitate year-over-year comparisons, base NeoGenomics figures exclude the impact from the consolidation of PathLogic.
(2)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and non-cash stock-based compensation expenses. See table for a reconciliation to net income.
(3)	Lab Productivity is defined as the average number of laboratory tests performed per laboratory full-time equivalent (FTE) personnel per month.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q2 2015 results on Thursday July 23, 2015 at 11:00 AM EDT. Interested investors should dial (877) 407-0782 (domestic) and (201) 689-8567 (international) at least five minutes prior to the call and ask for Conference ID Number 13612719. A replay of the conference call will be available until 11:59 PM on August 6, 2015 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback conference ID Number is 13612719. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=174093. An archive of the web-cast will be available until 11:59 PM on October 23, 2015.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing.

Headquartered in Fort Myers, FL, NeoGenomics has laboratories in Nashville, TN, Irvine, Fresno and West Sacramento CA, Tampa and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2015	December 31, 2014
ASSETS
Cash, cash equivalents	$32,952	$33,689
Accounts Receivable (net of allowance for doubtful accounts of $4,194 and $4,180, respectively)	21,130	20,475
Other Current Assets	5,519	4,578

TOTAL CURRENT ASSETS	59,601	58,742
PROPERTY AND EQUIPMENT (net of accumulated depreciation of $23,069 and $19,822, respectively)	16,286	15,082
INTANGIBLE ASSETS (net of accumulated amortization of $890 and $700, respectively)	4,022	4,212
GOODWILL	2,929	2,929
OTHER ASSETS	128	141

TOTAL	$82,966	$81,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$15,125	$14,623
LONG TERM LIABILITIES	6,974	6,078

TOTAL LIABILITIES	22,099	20,701
STOCKHOLDERS’ EQUITY	60,867	60,405

TOTAL	$82,966	$81,106

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three-Months Ended June 30,		For the Six-Months Ended June 30,
	2015	2014	2015	2014
NET REVENUE	$24,370	$20,670	$47,396	$38,852
COST OF REVENUE	13,557	10,431	27,040	19,904

GROSS PROFIT	10,813	10,239	20,356	18,948

OPERATING EXPENSES
General and administrative	7,075	5,870	13,598	10,924
Research and development	803	633	1,471	1,261
Sales and marketing	2,907	3,158	5,821	5,791

Total operating expenses	10,785	9,661	20,890	17,976
INCOME (LOSS) FROM OPERATIONS	28	578	(534)	972

INTEREST AND OTHER INCOME (EXPENSE) - NET	(189)	(253)	(384)	(518)

INCOME (LOSS) BEFORE TAXES	(161)	325	(918)	454
INCOME TAXES	15	51	19	78

NET INCOME (LOSS)	$(176)	$274	$(937)	$376

NET INOME (LOSS) PER SHARE
- Basic	$(0.00)	$0.01	$(0.02)	$0.01

- Diluted	$(0.00)	$0.01	$(0.02)	$0.01

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	60,425	49,890	60,352	49,590

- Diluted	60,425	53,733	60,352	53,551

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Six Months Ended June 30, 2015	For the Six Months Ended June 30, 2014
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,897	$5,298
NET CASH USED IN INVESTING ACTIVITIES	(1,180)	(1,966)
NET CASH USED INFINANCING ACTIVITIES	(1,454)	(3,143)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(737)	189
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	33,689	4,834

CASH AND CASH EQUIVALENTS, END OF PERIOD	$32,952	$5,023

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$417	$498

Income taxes paid	$20	$170

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment leased under capital lease and equipment loans	$3,400	$3,321

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended June 30,		For the Six-Months Ended June 30,
	2015	2014	2015	2014
Net income (loss) (Per GAAP)	$(176)	$274	$(937)	$376

Adjustments to Net Income:
Interest expense (income), net	189	256	384	521
Amortization of intangibles	97	55	190	111
Income tax expense	15	51	19	78
Depreciation	1,663	1,249	3,249	2,400

EBITDA	1,788	1,885	2,905	3,486

Further Adjustments to EBITDA:
Non-cash stock-based compensation	619	197	1,020	281

Adjusted EBITDA (non-GAAP)	$2,407	$2,082	$3,925	$3,767

Non – GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

Neo Genomics, Inc., excluding Path Logic (“Base Business”)	For the Three- Months Ended June 30, 2015	For the Three- Months Ended June 30, 2014	% Inc (Dec)	For the Six-Months Ended June 30, 2015	For the Six-Months Ended June 30, 2014	% Inc (Dec)
Requisitions Rec’d (cases)	34,738	29,354	18.3%	66,115	54,058	22.3%
Number of Tests Performed	55,223	45,475	21.4%	104,619	84,209	24.2%
Avg. # of Tests/Requisition	1.59	1.55	2.6%	1.58	1.56	1.6%

Total Testing Revenue	$22,433	$20,670	8.5%	$43,116	$38,852	11.0%
Avg. Revenue/Requisition	$646	$704	(8.3)%	$652	$719	(9.3)%
Avg. Revenue/Test	$406	$455	(10.6)%	$412	$461	(10.7)%

Total Cost of Revenue	$11,885	$10,431	13.9%	$23,540	$19,903	18.3%
Avg. Cost/Requisition	$342	$355	(3.7)%	$356	$368	(3.3)%
Avg. Cost/Test	$215	$229	(6.2)%	$225	$236	(4.8)%

Path Logic	For the Three- Months Ended June 30, 2015			For the Six-Months Ended June 30, 2015
Requisitions Rec’d (cases)	17,039			33,700

Total Testing Revenue	$1,937			$4,280
Avg. Revenue/Requisition	$114			$127

Total Cost of Revenue	$1,673			$3,500
Avg. Cost/Requisition	$98			$104